UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 11, 2006

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

The summary of the Bonus Plan set forth below corrects, updates and supersedes in its entirety the similar summary contained in the Current Report on Form 8-K filed by Sirenza Microdevices, Inc. with the Securities and Exchange Commission on September 15, 2006.

Item 1.01 Entry into a Material Definitive Agreement.

Cash Incentive Plan. On September 11, 2006, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. (the "Company") approved a cash incentive plan pursuant to which exempt employees of the Company, including, without limitation, certain executive officers, will be eligible to receive a one-time cash incentive payment in the event that the Company's SMDI segment and/or the Company as a whole meet specified performance targets in its third and fourth fiscal quarters of 2006 combined (the "Bonus Plan"). The Bonus Plan is subject to the terms and conditions contained in the Company's General Incentive Plan Terms and Conditions, which have been included as an exhibit to this Current Report on Form 8-K/A.

The Bonus Plan is intended to reward eligible employees for profitable growth the Company's SMDI segment and/or the Company as a whole may achieve during the plan period, based on achievement of specific levels of pro forma operating income ("PFOI") in the third and fourth quarter of 2006. 85% of the maximum potential incentive pool that may be funded under the Bonus Plan will be based on the PFOI of the SMDI segment, and 15% of such incentive pool will be based on the PFOI of the Company as a whole. The exact amounts of the performance targets have been omitted from this summary as they are specific quantitative performance related-factors involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Company.

PFOI is calculated by taking the SMDI segment's or the Company's (as applicable) net income for a given period as calculated in accordance with GAAP, and then excluding the effect of regularly reported non-cash charges and infrequent or unusual events, including, without limitation, charges for the amortization of acquisition-related intangible assets, compensation expenses related to employee equity awards, costs associated with litigation settlements, restructuring charges, the write-off of deferred equity financing costs and expenses related to abandoned merger and acquisition activities.

The size of any incentive pool funded under the Bonus Plan will depend on:

  the persons eligible to participate in the plan as of the end of the period (the maximum incentive pool as of the beginning of the period may change as the group of eligible employees and their respective maximum bonus potential changes through new hires, attrition and changes in pay grade between now and the end of the period); and
  the achievement by the SMDI segment and the Company as a whole against the targeted level of PFOI for each in Q3 and Q4 2006 combined.

There is no minimum incentive pool funding level, and it is possible that no incentive pool will be funded. With respect to both the SMDI segment and the Company portions of the possible incentive pool to be funded, incentive pool funding begins at achievement of 60% of the PFOI target for the full plan period, and increases proportionately thereafter to the extent that further achievement toward (and potentially beyond) the full plan PFOI target occurs, subject to a cap on further incentive pool growth for any achievement in excess of 116% of the relevant PFOI target for the plan period. As of September 11, 2006, the maximum potential incentive pool that could be funded if both the SMDI segment and the Company achieved PFOI at 116% or more of their respective targets would be approximately $1.65 million.

Awards and payout of any incentive pool created would not occur until the first quarter of 2007. The amount of any employee's individual award under the Bonus Plan will be determined by management (or in the case of executive officers, the Compensation Committee of the Board of Directors) in its discretion at the time of the awards based on a variety of factors, including, without limitation, the employee's individual performance and contribution to the SMDI segment's or the Company's success, the contribution of each division or department and the SMDI segment's and the Company's performance overall.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit

Number Description of Document
    General Incentive Plan Terms and Conditions (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on February 2, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay B. Simpson

Clay B. Simpson

Vice President, General Counsel and Secretary

  Date:  September 21, 2006